Exhibit 99.1

NEWS RELEASE
FOR IMMEDIATE RELEASE	Contacts:	Forbes Energy Services Ltd. L. Melvin Cooper, SVP & CFO 361-664-0549 DRG&L Ken Dennard, Managing Partner Ben Burnham, AVP 713-529-6600

Forbes Energy Services Announces Completion of

Four-to-One Share Consolidation and Texas Conversion

ALICE, TEXAS – August 12, 2011 – Forbes Energy Services Ltd. (TSX: FRB) (the “Company”) announced that, effective August 12, 2011, it completed a four-to-one consolidation of its common stock, whereby each four shares of common stock of par value $0.01 each were consolidated into a single share of common stock of par value $0.04 (the “Share Consolidation”). Following the Share Consolidation, the Company changed its jurisdiction of formation from Bermuda to Texas, by discontinuing its existence in Bermuda and converting into a Texas corporation (the “Texas Conversion”). After the Share Consolidation and Texas Conversion, the number of outstanding shares of the Company’s common stock will be reduced to approximately 20,918,400.

Notwithstanding the effective date of August 12, 2011 for the Share Consolidation and Texas Conversion, in accordance with standard procedures of the Toronto Stock Exchange (the “TSX”), the Company expects that its common stock will continue to trade on the TSX on a pre-consolidation and pre-conversion basis for a number of days. Once the Company’s common stock begins trading on the TSX on a post-consolidated, post-conversion basis, the Company’s expects that its common stock will also begin trading on the NASDAQ Global Market (“NASDAQ”) under the symbol FES. The Company plans to issue an additional press release once the precise timing of these listings is known.

Letters of transmittal are being mailed to shareholders today, requesting them to forward their certificates representing their common stock before the Share Consolidation and Texas Conversion to American Stock Transfer and Trust Company, LLC, who will be acting as the Company’s exchange agent, or CIBC Mellon Trust Company, who will be acting as the Company’s forwarding agent in Canada, to be exchanged for share certificates representing the appropriate number of shares of common stock of the Company, on a post-Share Consolidation and post-Texas Conversion basis. No fractional shares will be issued as a result of these transactions. Holders who would otherwise be entitled to receive a fractional share as a result of the Share Consolidation will receive cash in lieu of such issuance.

About the Company

Forbes Energy Services Ltd. is an independent oilfield services contractor that provides a broad range of drilling-related and production-related services to oil and natural gas companies, primarily onshore in Texas, Mississippi, Pennsylvania and Mexico.

Forward-Looking Statements

This press release includes forward-looking statements concerning the Company’s plans and intentions regarding the trading of the Company’s common stock on a post-consolidated and post-conversion basis on the TSX and NASDAQ. These forward-looking statements are based upon management’s expectations and beliefs concerning future events. Forward-looking statements are necessarily subject to risks, uncertainties and other factors, many of which are outside the control of the Company and which could cause actual results to differ materially from such statements. Additional factors that you should consider are set forth in detail in the Risk Factors section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 (the “Form 10-K”), which was previously filed, as well as other filings the Company has made with the Securities and Exchange Commission.